Exhibit 10.53

AMENDMENT NUMBER TWO

TO THE

EXELON CORPORATION

SUPPLEMENTAL MANAGEMENT RETIREMENT PLAN

The Exelon Corporation Supplemental Management Retirement Plan, as amended and restated, effective January 1, 1998, and as subsequently amended from time to time (the “Supplemental Plan”), is hereby amended, effective as of December 31, 2003, in the following respects:

1.	Article IV of the Supplemental Plan is hereby amended by adding the following new Section 4.4 at the end thereof:

4.4	Limitation on Benefits Payable under Agreements. Notwithstanding any other provision of this Supplemental Plan to the contrary, no Agreement entered into on or after December 31, 2003 shall credit to any individual service for periods while such individual is not employed by any Employer or compensation not earned by such individual from an Employer, unless one of the following applies:

(a)	such service and/or compensation is credited to an individual to provide such individual the excess of (i) the actuarial equivalent of the pension benefits the individual would have received from the individual’s prior employer had the individual remained employed by such prior employer, as determined by the Committee designated pursuant to Section 7.1, in consultation with independent actuaries engaged with respect to the Qualified Plan and/or the Supplemental Plan, over (ii) the actuarial equivalent of the pension benefits the individual will receive from such prior employer and the Company without the application of this Section 4.4;

(b)	such service is credited to an individual to permit such individual to commence pension benefits at the time the individual would have commenced pension benefits had the individual remained employed by the individual’s prior employer;

(c)	the crediting of such service and/or compensation is based upon a specified performance measure set forth in the Agreement; or

(d)	such service is credited to the individual pursuant to a severance plan or arrangement or pursuant to a change in control agreement, but only for the period in respect of which the individual receives salary continuation, severance or change in control payments, and such compensation does not exceed (i) the payments made to the individual under such a plan, arrangement or agreement nor (ii) with respect to any such plan, arrangement or agreement first entered into on or after January 1, 2004, two years of service.

Nothing herein shall be interpreted to prohibit grants of service credits in excess of two years under existing plans, arrangements or agreements, nor require reduction of such grants under successor plans, arrangements or agreements.

Executed effective as of the date first set forth above.

EXELON CORPORATION

By:	/S/ S. GARY SNODGRASS
S. Gary Snodgrass
Senior Vice President and
Chief Administrative Officer

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